UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 30, 2015

WORLD POINT TERMINALS, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36049	46-2598540
(Commission File Number)	(IRS Employer Identification No.)

8235 Forsyth Blvd., Suite 400
St. Louis, Missouri 63105
(Address of Principal Executive Offices)

(314) 889-9660
(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Results of Operations and Financial Condition

On June 30, 2015, World Point Terminals, LP (NYSE: WPT) (the “Partnership”) issued a press release announcing that Steven G. Twele, vice president and chief financial officer of the Partnership’s general partner, will retire from the Partnership effective October 1, 2015. Mr. Twele will remain on the Board of Directors of the general partner and continue to provide consulting services to the Partnership and its controlling shareholders, including assisting in the orderly transition of his responsibilities. Mr. Twele’s departure is not related to any issues regarding financial disclosures, accounting or legal matters.

In addition, the Partnership announced that the Board of Directors of the Partnership’s general partner appointed Jonathan Q. (“JQ”) Affleck to succeed Mr. Twele as vice president and chief financial officer of the general partner, effective October 1, 2015. Mr. Affleck, age 33, joined the Partnership in April 2013 and has served as general counsel for the Partnership since that time. Prior to joining the Partnership, Mr. Affleck was an associate in the New York office of Skadden, Arps, Slate, Meagher & Flom LLP & Affiliates from January 2011 through March 2013. Mr. Affleck holds a Bachelor of Arts degree in Economics from Vanderbilt University, a Juris Doctor degree from George Washington University Law School and an Executive LL.M. in Taxation from New York University School of Law.

There are no family relationships between Mr. Affleck and any director or executive officer of the general partner, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits

A copy of the press release is included as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD POINT TERMINALS, LP

By:	WPT GP, LLC
its general partner

By:	/s/ Steven G. Twele
Name:	Steven G. Twele
Title:	Vice President and Chief Financial Officer

Date: June 30, 2015